Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following lists the subsidiaries of the Registrant and the state or jurisdiction of incorporation.
	Name and Address of Subsidiary	Incorporated

1.	ChoiceOne Bank 109 East Division Sparta, Michigan 49345	Michigan

2.	ChoiceOne Insurance Agencies, Inc.(1) 109 East Division Sparta, Michigan 49345	Michigan

3.	ChoiceOne Mortgage Company of Michigan (1) 109 E. Division Sparta, Michigan 49345	Michigan

4.	West Shore Computer Services, Inc. (2) 111 North Main Street Scottville, Michigan 49454	Michigan

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(1)	These are wholly-owned subsidiaries of ChoiceOne Bank.
(2)	ChoiceOne Bank owns a 20% interest in West Shore Computer Services, Inc.